NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS FIRST QUARTER 2015 NET INCOME OF $5.1 MILLION, OR $0.07 PER SHARE, AND STRONG LOAN GROWTH DURING THE PERIOD

Bend, Ore. - May 4, 2015 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three months ended March 31, 2015.

Q1 2015 Financial Highlights

•
Net income for the quarter was $5.1 million, or $0.07 per share, compared to $5.0 million, or $0.07 per share, for the fourth quarter of 2014 (“linked quarter”). First quarter 2015 net income benefitted from approximately $2.1 million (pre-tax) of one-time items.

•
Loan growth for the quarter was $79.9 million, to $1.6 billion. Organic growth[1] from the linked quarter was approximately $33.7 million, or 2.3% (9.2% annualized), with increases in commercial real estate (“CRE”) loans, construction loans, and consumer residential loans.

•
Total deposits were up $33.6 million over the linked quarter. Demand deposits increased by $58.1 million, or 9.4% on a linked quarter basis, partially offset by runoff in higher priced certificates of deposit (“CDs”) acquired in the acquisition of Home Federal Bancorp, Inc. (“HFB”) in May 2014. Checking balances represented over 55% of total deposits and the overall cost of funds was 0.11% compared to 0.13% during the linked quarter.

•	Net interest margin (“NIM”) was 3.74% for the quarter, compared to 3.68% in the linked quarter and 3.83% in the first quarter 2014 (prior to the HFB acquisition).

•	$2.0 million credit to the loan loss provision arising from the remediation of a loan previously written off; the third consecutive quarter of net recoveries.

•	Credit quality metrics were solid with allowance for loan losses maintained at 1.48% of gross loans.

•	At March 31, 2015, stockholders’ equity was $322.0 million compared to $315.5 million at December 31, 2014.

•	Return on average assets (“ROAA”) was 0.88% compared to 0.84% in the linked quarter and 0.28% in the first quarter 2014.

•	Return on equity (“ROE”) was 6.52% compared to 6.41% in the linked quarter and 2.02% in the first quarter 2014.

“I am very pleased with our progress this quarter, which reflects significant growth and positive financial metrics,” said Terry Zink, President and CEO. “First and foremost, our organic loan growth in the first quarter was solid and broad-based, an indication of not only improved levels of business activity in our footprint but also strong execution by our bankers.  Additionally, this quarter’s momentum and improving loan pipeline bodes well for continued revenue growth.  Meanwhile, the $2.0 million credit to our loan loss provision this quarter underscores the strategic benefit of our aggressive remediation of credit issues in past years.”

Mr. Zink continued, “One differentiating characteristic of the Cascade franchise is our strong market share in growing communities in the Northwest. The U.S. Census Bureau recently reported that Cascade’s main banking markets in the Bend and Boise metropolitan statistical areas were both in the 95th percentile in the nation in rate of population growth. Thus, our key strategic initiatives are to generate organic loan growth faster than our peers while expanding our low-cost core deposit franchise.  At the same time, we remain proactive in the pursuit of value enhancing merger and acquisition opportunities that are strategically coherent. Taken together, we have set a goal to grow Cascade toward $5 billion in assets over a medium term horizon.”

Financial Review

The financial statements as of March 31, 2015 are inclusive of purchase accounting adjustments to HFB assets and liabilities, which were acquired on May 16, 2014. The following year over year comparisons are significantly affected because HFB related results are included for the March 31, 2015 quarter, but not included for last year’s corresponding quarter.

1 Organic loan growth is a non-GAAP measure defined as total loan growth less acquired loans during the period. See the last page of this release for a reconciliation to organic loan growth.

Balance Sheet:

Total assets at March 31, 2015 were stable at $2.4 billion, compared with the linked quarter at $2.3 billion, with lower cash balances offset by higher loans outstanding. On a year over year basis, total assets increased from $1.4 billion at March 31, 2014 mainly due to the HFB acquisition.

Cash and cash equivalents at March 31, 2015 were $59.8 million compared to $83.1 million at December 31, 2014, as cash was utilized to fund loan growth. Investment securities classified as available-for-sale and held-to-maturity were stable at $466.3 million at March 31, 2015, as compared to $472.5 million at December 31, 2014. Securities are up year over year mainly as a result of the HFB acquisition. Similarly, on March 31, 2015, goodwill and deferred tax assets were stable at $78.6 million and $62.6 million, respectively, as compared to $80.1 million and $66.1 million, respectively, for the linked quarter. Higher balances in these asset categories on a year over year basis resulted from purchase accounting related to the HFB acquisition.

Gross loans at March 31, 2015 were $1.6 billion, compared to $1.5 billion at December 31, 2014. Organic loan growth for the first quarter of 2015 was approximately $33.7 million, or 2.3% for the quarter (9.2% annualized). Growth was concentrated in CRE, construction, and consumer residential loans. The latter included both retained and acquired first lien adjustable rate mortgages (ARMs). Strategically, the Bank prioritized expansion of its ARM portfolio to further diversify its overall loan portfolio by geography and loan type. Commercial and industrial loans were flat, with organic growth being offset by a modest decline in the shared national credit portfolio. The Company’s loan to deposit ratio improved to 76.8% as compared to 74.1% on a linked quarter basis. The Company has identified the improvement of this ratio as a key priority in 2015 after experiencing a dip resulting from the HFB acquisition. As of March 31, 2015, gross loans were up $0.6 billion, compared to the year ago period owing to originated loan portfolio growth as well as the inclusion of HFB acquired loans.

Total deposits were seasonally stable at $2.0 billion at March 31, 2015 as compared to the linked quarter. Non-interest bearing accounts increased by $58.1 million, or 9.4% on a linked quarter basis, but were partially offset by runoff in higher priced CDs acquired with the HFB acquisition. This resulted in an overall cost of funds at 0.11% for the quarter as compared to 0.13% in the linked quarter and 0.13% for the year ago quarter.

Total stockholders’ equity at March 31, 2015 was $322.0 million compared to $315.5 million at December 31, 2014. The increase was predominately due to first quarter net income. Tangible common stockholders’ equity2 was $235.9 million at March 31, 2015 and $227.7 million at December 31, 2014. The common stockholders’ equity ratio to total assets and tangible common stockholders’ equity ratio to total assets3 were 13.51% and 9.90% at March 31, 2015, respectively, and 13.48% and 9.73% at December 31, 2014, respectively.

At March 31, 2015, the Bank was considered “well capitalized” for regulatory purposes with the following ratios: Tier 1 leverage ratio of 8.56%; Common Equity Tier-1 risk-weighted ratio of 10.55%; Total tier-1 equity to risk-weighted assets of 10.55%; and total capital to risk-weighted assets of 11.82%. The minimum capital requirements to be considered “well capitalized” under the Basel III rules are 5.00%; 6.50%; 8.00%; and 10.00%, respectively.

Income Statement:

For the quarter ended March 31, 2015, net income was $5.1 million, or $0.07 per share, up 1.5% compared to the linked quarter net income of $5.0 million, or $0.07 per share, and compared to $0.9 million, or $0.02 per share, in the first quarter of 2014. The first quarter 2015 results were benefitted by a $2.0 million credit (pre-tax) to the provision for loan losses arising from the remediation of an outstanding credit that had previously been fully written off. In addition, the Company recorded a gain on disposition of decommissioned branches of approximately $0.7 million (pre-tax), similar to the gain that occurred in the prior quarter. Disposition of overlap offices arising from the HFB acquisition is largely complete. These items were partially offset by certain transitory expense items aggregating $0.6 million (pre-tax).

Total interest income was $19.5 million for first quarter of 2015 as compared to $19.7 million in the linked quarter and $12.1 million in the first quarter of 2014. The increase over the first quarter of 2014 was primarily related to inclusion of earnings on assets acquired in the HFB acquisition for the first quarter of 2015.

Total interest expense for the first quarter of 2015 was $0.5 million, compared to $0.7 million in the linked quarter and $0.4 million for the first quarter of 2014. The increase in the first quarter of 2015 over the first quarter of 2014 was primarily the result of the inclusion of expenses related to deposits acquired in the HFB acquisition.

Net interest income was $19.0 million for the first quarter of 2015, stable as compared to the $19.1 million for the linked quarter.

2 Tangible common stockholders’ equity ratio to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total assets. See the last page of this release for a reconciliation to common stockholders’ equity ratio to total assets.
3 Tangible stockholders’ equity is a non-GAAP measure defined as total stockholders' equity, less the sum of CDI and goodwill. See the last page of this release for a reconciliation to total stockholders’ equity.

The net interest margin (“NIM”) for the first quarter of 2015 improved to 3.74% compared to 3.68% for the linked quarter and 3.83% for the first quarter of 2014. The improvement from the linked quarter relates primarily to an increase in loans as a percent of earning assets for the period. Accretion of acquisition-related discounts/premiums was comparable between the periods. NIM in the first quarter of 2014 was higher than in the first quarter of 2015 because of the impact of a lower loan-to-deposit ratio of acquired HFB earning assets.

The provision for loan losses was credited $2.0 million (pre-tax) arising from the remediation of an outstanding B note that had previously been written off. In the aftermath of the 2008 recession, the Company had restructured certain adversely risk rated loans into A/B notes, with the B notes fully written off. In certain circumstances, the remediation of other such loans in the future may also result in a similar credit to the provision.

Non-interest income for the first quarter of 2015 was $6.1 million compared to $6.5 million in the linked quarter and $3.4 million for the first quarter of 2014. Both the current and linked quarter included gain on sale of previously decommissioned branches at approximately $0.7 million. The linked quarter decline was mainly due to lower volume of Small Business Administration loan sales.

Non-interest expense in the first quarter of 2015 was $18.8 million compared to $17.5 million in the linked quarter due to several factors. While base salaries were stable, payroll taxes and incentive accruals were higher for the period. In addition, certain transitory expense items aggregating $0.6 million (pre-tax) were recorded. These include costs to transition to a paid time off employee benefit program, the write off of remaining lease expense on an abandoned operations center and expense related to the consolidation of imaging platforms.

The income tax provision for first quarter of 2015 was $3.1 million, representing a 38.1% effective tax rate for the period, slightly lower than statutory due to the impact of permanent differences.

Asset Quality

Credit quality metrics were solid, with a continuing trend toward lower loan delinquencies and non-performing asset ratios. The Bank has recorded net loan recoveries in each of the periods since the HFB acquisition closed in the second quarter of 2014. The ratio of loan loss reserve to total loans was stable at 1.48% as of March 31, 2015.

At March 31, 2015, delinquent loans were 0.17% of the loan portfolio. This compares to 0.27% as of December 31, 2014 and 0.33% as of March 31, 2014. Net loan recoveries totaled $3.2 million for the first quarter of 2015 compared to net recoveries of $0.7 million and $0.9 million for the linked quarter and first quarter of 2014, respectively.

Non-performing assets as a percentage of total assets was 0.53% at March 31, 2015, as compared to 0.64% at the end of the linked quarter and 0.65% a year ago.

Acquired loans are recorded at fair value with no allowance for loan and lease losses brought forward in accordance with purchase accounting principles. The net fair value adjustment to acquired loans from the HFB acquisition was $6.0 million, consisting of an interest rate and a credit mark which will be accreted over the life of the loans (approximately 10 years).

Conference Call

As previously announced, a conference call and webcast discussing the first quarter 2015 results will be held today, May 4, 2015 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Shareholders, analysts and other interested parties are invited to join the webcast by registering at http://public.viavid.com/index.php?id=114213 or the live conference call by dialing (877) 407-4018 prior to 2:00 p.m. Pacific Time.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 39 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:

Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically efficiency ratio, tangible common equity ratio to total assets and tangible capital, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. Management believes presentation of these non-GAAP financial measures provides useful supplemental information to our investors and others that contributes to a proper understanding of the financial results and capital levels of the Company. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties and could cause actual results to differ materially from those projected and/or adversely affect our results of operations and financial condition.  Such factors could include: local and national economic conditions; housing/real estate market prices, employment and wages rates, as well as historically low interest rates and/or the rate of change in such rates.   Such factors, depending on severity, could adversely affect credit quality, collateral values, including real estate collateral and OREO (other real estate owned) properties, investment values, liquidity, the pace of loan growth and /or originations, the adequacy of reserves for loan losses including the trend and amount of loan charge offs and delinquency rates. These factors may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s reports filed with or furnished to the Securities and Exchange Commission (the “SEC”); the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and our financial condition. Such forward-looking statements also include, but are not limited to, statements about the expected cost savings, synergies, and other financial benefits from Cascade Bancorp’s acquisition of Home Federal Bancorp, which might not be realized in the amounts expected or within the expected time frames; costs or difficulties relating to the integration of Home Federal Bancorp, which might be greater than expected; and our ability to execute our business plan. Additional risks and uncertainties are identified and discussed in Cascade Bancorp’s reports filed with or furnished to the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ materially from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to update or publish revised forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof, except as required by applicable law. Readers should carefully review all disclosures filed or furnished by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2014, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2014, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

# # #

CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	March 31, 2015	December 31, 2014	March 31, 2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$43,417	$39,115	$30,776
Interest bearing deposits	16,117	43,701	19,239
Federal funds sold	273	273	22
Total cash and cash equivalents	59,807	83,089	50,037
Investment securities available-for-sale	317,761	319,882	189,752
Investment securities held-to-maturity	148,573	152,579	1,320
Federal Home Loan Bank (FHLB) stock	25,369	25,646	9,820
Loans held for sale	1,474	6,690	4,398
Loans, net	1,547,531	1,468,784	983,925
Premises and equipment, net	43,274	43,649	32,376
Bank-owned life insurance	53,692	53,449	36,750
Other real estate owned, net	4,830	3,309	2,995
Deferred tax asset, net	62,630	66,126	49,477
Core deposit intangible	7,478	7,683	502
Goodwill	78,610	80,082	—
Other assets	31,992	30,169	12,661
Total assets	$2,383,021	$2,341,137	$1,374,013
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$677,515	$619,377	$450,648
Interest bearing demand	992,545	995,497	534,723
Savings	134,146	129,610	53,443
Time	210,990	237,138	123,779
Total deposits	2,015,196	1,981,622	1,162,593
Other liabilities	45,826	44,032	21,157
Total liabilities	2,061,022	2,025,654	1,183,750

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	451,449	450,999	330,988
Accumulated deficit	(133,233)	(138,351)	(141,145)
Accumulated other comprehensive income (loss)	3,783	2,835	420
Total stockholders' equity	321,999	315,483	190,263
Total liabilities and stockholders' equity	$2,383,021	$2,341,137	$1,374,013

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Interest income:
Interest and fees on loans	$16,494	$16,688	$10,749
Interest on investments	2,983	2,979	1,328
Other investment income	33	78	27
Total interest income	19,510	19,745	12,104

Interest expense:
Deposits:
Interest bearing demand	312	306	175
Savings	10	10	4
Time	224	341	183
Other borrowings	—	—	5
Total interest expense	546	657	367

Net interest income	18,964	19,088	11,737
Loan loss provision (recovery)	(2,000)	—	—
Net interest income after loan loss provision	20,964	19,088	11,737

Non-interest income:
Service charges on deposit accounts	1,261	1,297	753
Card issuer and merchant services fees, net	1,643	1,733	1,001
Earnings on BOLI	242	274	183
Mortgage banking income, net	788	506	434
Swap fee income	515	428	326
SBA gain on sales and fee income	362	590	214
Other income	1,311	1,644	441
Total non-interest income	6,122	6,472	3,352

Non-interest expense:
Salaries and employee benefits	11,130	9,833	7,643
Occupancy	1,366	1,587	1,140
Information Technology	938	712	787
Equipment	357	500	337
Communications	541	623	383
FDIC insurance	398	460	232
OREO	57	(28)	(8)
Professional services	957	1,204	1,332
Card issuer	863	876	358
Insurance	209	185	174
Other expenses	2,004	1,586	1,472
Total non-interest expense	18,820	17,538	13,850

Income before income taxes	8,266	8,022	1,239
Income tax provision	(3,148)	(2,982)	(296)
Net income	$5,118	$5,040	$943

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	LINKED QUARTER		YEAR OVER YEAR
	March 31, 2015	December 31, 2014	March 31, 2015	March 31, 2014
Share Data
Basic net income per common share	$0.07	$0.07	$0.07	$0.02
Diluted net income per common share	$0.07	$0.07	$0.07	$0.02
Book value per basic common share	$4.44	$4.35	$4.44	$4.00
Tangible book value per common share[1]	$3.26	$3.14	$3.26	$3.99
Basic average shares outstanding	71,673	71,676	71,673	47,233
Fully diluted average shares outstanding	71,851	71,832	71,851	47,296
Key Ratios
Return on average total shareholders' equity	6.52%	6.41%	6.52%	2.02%
Return on average total assets	0.88%	0.84%	0.88%	0.28%
Common stockholders’ equity ratio	13.51%	13.48%	13.51%	13.85%
Tangible common stockholders’ equity ratio[2]	9.90%	9.73%	9.90%	13.81%
Net interest spread	3.69%	3.62%	3.69%	3.75%
Net interest margin	3.74%	3.68%	3.74%	3.83%
Total revenue (net int. inc. + non int. inc.)	$25,086	$25,560	$25,086	$15,089
Efficiency ratio[3]	75.02%	68.62%	75.02%	91.79%
Loan to deposit ratio	76.79%	74.12%	76.79%	84.63%
Credit Quality Ratios
Gross loans	$1,570,775	$1,490,837	$1,570,775	$1,005,647
Reserve for loan losses	$23,244	$22,053	$23,244	$21,722
Reserve for loan losses to ending gross loans	1.48%	1.48%	1.48%	2.16%
Non-performing assets (“NPAs”)	$12,732	$15,047	$12,732	$8,906
NPAs to total assets	0.53%	0.64%	0.53%	0.65%
Delinquent >30 days to total loans (excl. NPAs)	0.17%	0.27%	0.17%	0.33%
Net (Recoveries) Charge-offs	$(3,191)	$(702)	$(3,191)	$(865)
Net loan (recoveries) charge-offs to average total loans	(0.21)%	(0.05)%	(0.21)%	(0.09)%

Bank Capital Ratios
Tier 1 capital leverage ratio	8.56%	7.51%	8.56%	10.89%
Common equity Tier 1 ratio	10.55%	n/a	10.55%	n/a
Tier 1 risk-based capital ratio	10.55%	9.73%	10.55%	13.21%
Total risk-based capital ratio	11.82%	10.98%	11.82%	14.47%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	8.76%	7.66%	8.76%	10.89%
Common equity Tier 1 ratio	10.81%	n/a	10.81%	n/a
Tier 1 risk-based capital ratio	10.81%	9.91%	10.81%	13.19%
Total risk-based capital ratio	12.08%	11.16%	12.08%	14.45%
1 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See below for reconciliation to book value per common share.

2 Tangible common stockholders’ equity ratio to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See below for a reconciliation to total common stockholders’ equity ratio to total assets.

3 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

Reconciliation of Non-GAAP Measures (unaudited):
Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:	March 31, 2015	December 31, 2014	March 31, 2014
Total stockholders’ equity	$321,999	$315,483	$190,263
Core deposit intangible	7,478	7,683	502
Goodwill	78,610	80,082	—
Tangible stockholders’ equity	$235,911	$227,718	$189,761

Reconciliation of period end common stockholders’ equity ratio to period end tangible common stockholders’ equity ratio:	March 31, 2015	December 31, 2014	March 31, 2014
Total stockholders’ equity	$321,999	$315,483	$190,263
Total assets	$2,383,021	$2,341,137	$1,374,013
Common stockholders’ equity ratio	13.51%	13.48%	13.85%
Tangible stockholders’ equity	$235,911	$227,718	$189,761
Total assets	$2,383,021	$2,341,137	$1,374,013
Tangible common stockholders’ equity ratio	9.90%	9.73%	13.81%

Reconciliation of period end tangible book value per common share:	March 31, 2015	December 31, 2014	March 31, 2014
Total stockholders’ equity	$321,999	$315,483	$190,263
Core deposit intangible	7,478	7,683	502
Goodwill	78,610	80,082	—
Tangible stockholders equity	$235,911	$227,718	$189,761
Common shares outstanding	72,472,034	72,491,850	47,562,849
Tangible book value per common share	$3.26	$3.14	$3.99

Reconciliation of loan growth to organic loan growth:	March 31, 2015
Total loan growth	$80,137
Acquired loans	46,449
Organic loan growth	$33,688